Exhibit 3.3

FORM OF

CERTIFICATE OF CONVERSION

OF

CHESAPEAKE OILFIELD OPERATING, L.L.C.

TO

SEVENTY SEVEN ENERGY INC.

The undersigned, COS Holdings, L.L.C., an Oklahoma limited liability company, hereby certifies that it is the Manager of Chesapeake Oilfield Operating, L.L.C., an Oklahoma limited liability company, and that:

1.	The limited liability company was duly organized and formed in the state of Oklahoma on September 19, 2011 under the name Chesapeake Oilfield Operating, L.L.C.

2.	Chesapeake Oilfield Operating, L.L.C. is the current name of the limited liability company.

3.	The limited liability company is converting into an Oklahoma corporation with the name of:

SEVENTY SEVEN ENERGY INC.

4.	The Certificate of Incorporation of Seventy Seven Energy Inc. is attached hereto as Exhibit A.

5.	The conversion of the limited liability company into a corporation shall be effective as of 12:01 a.m., Oklahoma City time, on June , 2014.

6.	The Conversion of Chesapeake Oilfield Operating, L.L.C. from a limited liability company to a corporation with the name of Seventy Seven Energy Inc. was approved in accordance with Section 2054.2 of the Oklahoma Limited Liability Company Act and Section 1090.4 of the Oklahoma General Corporation Act.

IN WITNESS WHEREOF, the undersigned, being duly authorized to sign on behalf of the limited liability company, has executed this Certificate of Conversion on the          day of June, 2014.

COS HOLDINGS, L.L.C

By:	CHESAPEAKE OPERATING, INC.

By:
Domenic Dell’Osso, Jr.
Executive Vice President and
Chief Financial Officer